Ex 99.1

PTC Announces second fiscal Quarter 2022 Results

Strong Q2 performance; Raising FY’22 ARR, Free Cash Flow, and Revenue guidance

BOSTON, MA, April 27, 2022 - PTC (NASDAQ: PTC) today reported financial results for its second fiscal quarter ended March 31, 2022.

“In the second quarter we continued to see our key operating and financial metrics showing strong performance.  We delivered organic constant currency ARR growth of 13% year over year to end Q2 at $1.56 billion.  In Q2, our cash from operations was $142 million, up 17% year over year, and our adjusted free cash flow was $158 million, up 22% year over year. The strength in Q2 was broad-based across all segments and geographic regions, driven by demand for digital transformation and SaaS,” said James Heppelmann, President and CEO, PTC.

“Our differentiated product portfolio and growing SaaS capabilities position PTC to drive superior value for customers.  Our market position coupled with our subscription model, which took us years of hard work to put in place, is highly resilient and positions us to continue to deliver strong double-digit ARR growth.  Based on our strong performance in the first half of the year and the momentum we have created, we are raising our fiscal 2022 guidance for ARR and free cash flow,” concluded Heppelmann.

Second Quarter 2022 Highlights1

Key operating and financial highlights are set forth below. For additional details, please refer to the Q2’22 earnings presentation and financial data tables that have been posted to the Investor Relations section of our website at investor.ptc.com.  Revenue and, as a result, operating margin and earnings per share are impacted by revenue recognition under ASC 606.

•

ARR was $1,532 million at the end of Q2’22, up 11% compared to Q2’21.  On a constant currency basis, ARR was $1,564 million, up 13% compared to Q2’21, and above guidance of $1,540 million to $1,550 million. ARR at the end of Q2’22 includes a $4 million reduction associated with discontinuing our business operations in Russia.

•

Cash flow from operations was $142 million, free cash flow was $140 million, and adjusted free cash flow was $158 million in Q2’22, compared to Q2’21 cash flow from operations of $122 million, free cash flow of $116 million, and adjusted free cash flow of $130 million.

•	Revenue was $505 million in Q2’22 compared to $462 million in Q2’21, representing growth of 9%. On a constant currency basis, year-over-year revenue growth in Q2’22 was 13%.
•

Operating margin was 32% in Q2’22, compared to 22% in Q2’21.  Non-GAAP operating margin in Q2’22 was 42%, compared to 37% in Q2’21.  GAAP and non-GAAP operating margin expanded year over year due to higher revenue and operational discipline.

•

Earnings per share was $0.76 in Q2’22, compared to $0.92 in Q2’21. Non-GAAP earnings per share in Q2’22 was $1.39, compared to $1.08 in Q2’21.  GAAP EPS in Q2’22 was negatively impacted by a non-cash charge within other expense due to a decline in value of a publicly traded equity investment, which was sold in Q2’22.

[1]

We include operating and non-GAAP financial measures in our operational highlights. The detailed definitions of these items and reconciliations of non-GAAP financial measures to comparable GAAP measures are included below and in the reconciliation tables at the end of this press release.

•

Total cash and cash equivalents as of the end of Q2’22 was $307 million. Gross debt was $1.28 billion as of the end of Q2’22.  During Q2’22, we repaid $175 million on our revolving credit facility and we had proceeds of $43 million from the sale of the aforementioned equity investment.

•	Stock repurchases were $5 million in Q2’22, reflecting the settlement of repurchases that were initiated in Q1’22.

Fiscal 2022 and Q3’22 Guidance

“PTC delivered strong second quarter results that exceeded our expectations,” said Kristian Talvitie, EVP and CFO, PTC. “Based on our Q2 performance and our forecast for the remainder of the year, we are raising our guidance for fiscal 2022 ARR, Free Cash Flow, and Revenue.  Despite significant foreign exchange headwinds and the impact of exiting our business in Russia, our strong execution and operational discipline have helped us to deliver solid financial performance thus far in fiscal 2022, and we believe we are well positioned to deliver on our updated targets for the year.”

In millions except percentages	FY’22 Previous Guidance	FY’22 Guidance	FY’22 YoY Growth Guidance	Q3’22 Guidance
ARR at Constant Currency(1)	$1,625 - $1,660	$1,640 - $1,665	12% - 13%	$1,580 - $1,595
Cash from Operations(2)	~$430	~$430	~17%	~$110
Free Cash Flow(2),(3)	~$400	~$405	~18%	~$105
Adjusted Free Cash Flow(2),(3)	~$450	~$455	~16%	~$120
Revenue	$1,870 - $1,975	$1,905 - $1,975	5% - 9%

(1)	On a constant currency basis, using our FY’22 Plan foreign exchange rates (rates as of September 30, 2021) for all periods
(2)

FY’22 cash from operations and free cash flow guidance include expected restructuring payments of $45 million (current estimate is $40 million to $45 million) and transaction-related payments of approximately $5 million (already incurred in 1H’22), both of which are excluded from FY’22 adjusted free cash flow guidance;  Q3’22 cash from operations and free cash flow guidance include expected restructuring payments of approximately $10 million and transaction-related payments of approximately $5 million (already incurred in 1H’22), both of which are excluded from Q3’22 adjusted free cash flow guidance

(3)	Free cash flow and adjusted free cash flow guidance are net of expected capex of approximately $25 million (previously $30 million) in FY’22 and $5 million in Q3’22

Our FY’22 and Q3’22 financial guidance includes the assumptions below:

•

We provide ARR guidance on a constant currency basis, using our FY’22 Plan foreign exchange rates (rates as of September 30, 2021) for all periods. Based on foreign exchange rate fluctuations as of the end of Q2’22, we currently expect a $34 million headwind (previously $13 million), relative to our constant currency ARR guidance for FY’22, and a $32 million headwind, relative to our constant currency ARR guidance for Q3’22.

•	We expect FY’22 organic churn to improve by approximately 100 basis points over FY’21.
•	Due to invoicing seasonality, the majority of our collections occur in the first half of our fiscal year. Q4 is our lowest cash flow generation quarter.
•

Costs are expected to ramp throughout FY’22 due to hiring and increased SaaS investments.  At the mid-point of ARR guidance, we expect FY’22 GAAP operating expenses to increase approximately 3% to 4% (previously 4% to 5%) and non-GAAP operating expenses to increase approximately 2% to 3% over FY’21.

•	FY’22 GAAP results are expected to include the items outlined below, totalling $293 million to $308 million (previously $275 million to $280 million), as well as their related tax effects:
•	$160 million to $170 million of stock-based compensation expense (previously $178 million)
•	$58 million of intangible asset amortization expense
•	$35 million to $40 million of restructuring charges (previously $40 million to $45 million)
•	$35 million of FY’22 net realized losses from the sale of an equity investment (new)
•	Approximately $5 million of transaction-related charges (new)
•

Our FY’22 guidance does not reflect operating results of the Intland acquisition and the ITCI transaction, the impact of business combination accounting, incremental interest expense, or transaction-related charges not incurred as of the end of Q2’22.

•	Related to restructuring, for FY’22 we expect:
•	P&L charges of $35 million to $40 million (previously $40 million to $45 million), of which $32 million was incurred in the first half of FY’22.
•

Cash outflows for restructuring payments of $40 million to $45 million (previously $45 to $50 million), of which $28 million was paid in the first half of FY’22.  We expect the majority of remaining payments to be made in Q3’22.  Restructuring payments in FY’22 include $5 million related to prior period actions, primarily the relocation of our headquarters in FY’19.

•	Our FY’22 GAAP tax rate is expected to be approximately 20% and our non-GAAP tax rate is expected to be approximately 19%.
•	FY’22 capital expenditures are expected to be approximately $25 million (previously $30 million).
•

For the remainder of FY’22, we plan to focus on de-levering.  In FY’23 and on a go-forward basis, assuming our Debt/EBITDA ratio is below 3x, our goal is to return approximately 50% of our free cash flow to shareholders via share repurchases.

PTC’s Fiscal Second Quarter Results Conference Call

The Company will host a conference call to discuss results at 5:00 pm ET on Wednesday, April 27, 2022. To participate in the live conference call, dial (888) 330-2508 or (240) 789-2735 and provide the passcode 7328695, or log in to the webcast, available on PTC’s Investor Relations website. A replay will also be available.

Important Disclosures

Important Information About Our Non-GAAP Financial Measures

PTC provides supplemental non-GAAP financial measures to its financial results. We use these non-GAAP financial measures, and we believe that they assist our investors, to make period-to-period comparisons of our operating performance because they provide a view of our operating results without items that are not, in our view, indicative of our operating results. These non-GAAP financial measures should not be construed as an alternative to GAAP results as the items excluded from the non-GAAP financial measures often have a material impact on our operating results, certain of those items are recurring, and others often recur. Management uses, and investors should consider, our non-GAAP financial measures only in conjunction with our GAAP results.

Non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items: stock-based compensation; amortization of acquired intangible assets; acquisition-related and other transactional charges included in general and administrative expenses; restructuring and other charges, net; certain non-operating charges and credits; and income tax adjustments. Additional information about the items we exclude from our non-GAAP financial measures and the reasons we exclude them can be found in “Non-GAAP Financial Measures” on page 24 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2021. In FY’21, we incurred tax expense related to a South Korean tax matter which is excluded from our non-GAAP financial measures as it is related to prior periods and not included in management’s view of results for comparative purposes. We also recorded a tax benefit in FY’21 related to the release of our U.S. valuation allowance as a result of the Arena acquisition and our conclusion that it is now more likely than not that we will realize the majority of our deferred tax assets in the U.S. As the non-GAAP tax provision is calculated assuming that there is no valuation allowance, this benefit has been excluded from our non-GAAP financial measures.

Free Cash Flow and Adjusted Free Cash Flow – PTC provides information on free cash flow and adjusted free cash flow to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goals and intent to return approximately 50% of our free cash flow to shareholders via stock repurchases. Free cash flow is cash provided by (used in) operations net of capital expenditures.  Adjusted free cash flow is free cash flow net of restructuring payments, acquisition-related payments, and non-ordinary course tax-related payments or receipts. Free cash flow and adjusted free cash flow are not measures of cash available for discretionary expenditures.

Constant Currency (CC) Change Metric – We present CC information to provide a framework for assessing how our underlying business performed excluding the effects of foreign currency rate fluctuations. To present CC information, FY’22 and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the foreign exchange rate as of September 30, 2021, rather than the actual exchange rates in effect during that period.

Operating Measures

ARR – To help investors understand and assess the performance of our business as a SaaS and on-premise subscription company we provide an ARR (Annual Run Rate) operating measure.  ARR represents the annualized value of our portfolio of active subscription software, cloud, SaaS, and support contracts as of the end of the reporting period.  ARR includes orders placed under our Strategic Alliance Agreement with Rockwell Automation, including orders placed to satisfy contractual minimum commitments.

We believe ARR is a valuable operating metric to measure the health of a subscription business because it captures expected subscription and support cash generation from customers.

Forward-Looking Statements

Statements in this press release that are not historic facts, including statements about our future financial and growth expectations and targets, and potential stock repurchases, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve when or as we expect, or may deteriorate, due to, among other factors, the COVID-19 pandemic and the effects of the Russia/Ukraine conflict, which could cause customers to delay or reduce purchases of new software, reduce the number of subscriptions they carry, or delay payments to us, all of which would adversely affect ARR and our financial results, including cash flow; our businesses, including our SaaS businesses, may not expand and/or generate the revenue or ARR we expect if customers are slower to adopt our technologies than we expect or if they adopt competing technologies; our signed transactions with Intland Software and ITC Infotech may not close when or as we expect due to the failure to achieve the applicable closing conditions and such transactions may not have the expected effects on our business or results of operations; our strategic initiatives and investments, including our restructuring and our accelerated investments in our transition to SaaS, may not deliver the results when or as we expect; we may be unable to generate sufficient operating cash flow to repay amounts under our credit facility or to return 50% of free cash flow to shareholders, and other uses of cash or our credit facility limits or other matters could preclude such repayment and/or repurchases; and foreign exchange rates may differ materially from those we expect.  In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses, and profits. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About PTC (NASDAQ: PTC)

PTC enables global manufacturers to realize double-digit impact with software solutions that enable them to accelerate product and service innovation, improve operational efficiency, and increase workforce productivity. In combination with an extensive partner network, PTC provides customers flexibility in how its technology can be deployed to drive digital transformation – on premises, in the cloud, or via its pure SaaS platform. At PTC, we don't just imagine a better world, we enable it.

PTC.com           @PTC           Blogs

PTC Investor Relations Contact

Matt Shimao
SVP, Investor Relations

mshimao@ptc.com

investor@ptc.com

PTC Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2022	2021	2022	2021

Revenue:
Recurring revenue	$452,710	$414,845	$857,835	$799,803
Perpetual license	9,540	6,922	18,008	15,385
Professional services	42,977	40,018	87,105	75,648
Total revenue (1)	505,227	461,785	962,948	890,836

Cost of revenue (2)	93,337	89,448	188,455	176,278

Gross margin	411,890	372,337	774,493	714,558

Operating expenses:
Sales and marketing (2)	116,408	129,178	241,884	253,903
Research and development (2)	81,935	72,545	162,469	143,380
General and administrative (2)	47,469	60,805	99,409	110,333
Amortization of acquired intangible assets	8,450	7,650	16,934	14,197
Restructuring and other charges, net	(1,562)	469	32,429	716
Total operating expenses	252,700	270,647	553,125	522,529

Operating income	159,190	101,690	221,368	192,029
Other expense, net	(55,624)	(15,333)	(62,426)	(28,265)
Income before income taxes	103,566	86,357	158,942	163,764
Provision (benefit) for income taxes	13,887	(22,905)	23,174	30,987
Net income	$89,679	$109,262	$135,768	$132,777

Earnings per share:
Basic	$0.77	$0.94	$1.16	$1.14
Weighted average shares outstanding	117,008	116,777	117,135	116,587

Diluted	$0.76	$0.92	$1.15	$1.13
Weighted average shares outstanding	117,811	118,331	118,162	117,966

(1)  See supplemental financial data for revenue by license, support, and professional services. Recurring revenue for the three and six months ended March 31, 2022 includes an adjustment of $0.2 million and $1.3 million, respectively, due to a reduction of acquired deferred revenue; compared to an adjustment in the three and six months ended March 31, 2021 of $3.8 million.

(2) See supplemental financial data for additional information about stock-based compensation.

PTC Inc.
SUPPLEMENTAL FINANCIAL DATA FOR REVENUE AND STOCK-BASED COMPENSATION
(in thousands, except per share data)

Revenue by license, support and services is as follows:
	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2022	2021	2022	2021
License revenue (1)	$218,375	$198,011	$387,483	$375,186
Support and cloud services revenue (2)	243,875	223,756	488,360	440,002
Professional services revenue	42,977	40,018	87,105	75,648
Total revenue (2)	$505,227	$461,785	$962,948	$890,836

(1) License revenue includes the portion of subscription revenue allocated to license.

(2) Revenue for the three and six months ended March 31, 2022 includes an adjustment of $0.2 million and $1.3 million, respectively, due to a reduction of acquired deferred revenue; compared to an adjustment in the three and six months ended March 31, 2021 of $3.8 million.

The amounts in the income statement include stock-based compensation as follows:

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2022	2021	2022	2021
Cost of revenue	$4,264	$4,506	$10,236	$8,940
Sales and marketing	11,446	13,305	24,527	28,304
Research and development	9,504	7,921	19,680	16,364
General and administrative	12,707	19,008	29,420	37,220
Total stock-based compensation	$37,921	$44,740	$83,863	$90,828

	PTC Inc.
	NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
	(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2022	2021	2022	2021

GAAP gross margin	$411,890	$372,337	$774,493	$714,558
Stock-based compensation	4,264	4,506	10,236	8,940
Amortization of acquired intangible assets included in cost of revenue	5,921	7,117	12,414	13,384
Non-GAAP gross margin	$422,075	$383,960	$797,143	$736,882

GAAP operating income	$159,190	$101,690	$221,368	$192,029
Stock-based compensation	37,921	44,740	83,863	90,828
Amortization of acquired intangible assets	14,371	14,767	29,348	27,581
Acquisition-related and other transactional charges	3,903	10,310	4,953	14,226
Restructuring and other charges, net	(1,562)	469	32,429	716
Non-GAAP operating income (1)	$213,823	$171,976	$371,961	$325,380

GAAP net income	$89,679	$109,262	$135,768	$132,777
Stock-based compensation	37,921	44,740	83,863	90,828
Amortization of acquired intangible assets	14,371	14,767	29,348	27,581
Acquisition-related and other transactional charges	3,903	10,310	4,953	14,226
Restructuring and other charges, net	(1,562)	469	32,429	716
Non-operating charges (2)	44,613	-	34,847	-
Income tax adjustments (3)	(25,444)	(51,703)	(44,669)	(24,552)
Non-GAAP net income	$163,481	$127,845	$276,539	$241,576

GAAP diluted earnings per share	$0.76	$0.92	$1.15	$1.13
Stock-based compensation	0.32	0.38	0.71	0.77
Amortization of acquired intangibles	0.12	0.12	0.25	0.23
Acquisition-related and other transactional charges	0.03	0.09	0.04	0.12
Restructuring and other charges, net	(0.01)	-	0.27	0.01
Non-operating charges	0.38	-	0.29	-
Income tax adjustments	(0.22)	(0.44)	(0.38)	(0.21)
Non-GAAP diluted earnings per share	$1.39	$1.08	$2.34	$2.05

(1) Operating margin impact of non-GAAP adjustments:
	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2022	2021	2022	2021
GAAP operating margin	31.5%	22.0%	23.0%	21.6%
Stock-based compensation	7.5%	9.7%	8.7%	10.2%
Amortization of acquired intangibles	2.8%	3.2%	3.0%	3.1%
Acquisition-related and other transactional charges	0.8%	2.2%	0.5%	1.6%
Restructuring and other charges, net	(0.3)%	0.1%	3.4%	0.1%
Non-GAAP operating margin	42.3%	37.2%	38.6%	36.5%

(2) Expense recognized due to the reduction in value of an equity investment in a publicly-traded company.

(3) Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above.  In 2021 we had recorded a full valuation allowance against our U.S. net deferred tax assets. As we were profitable on a non-GAAP basis, the 2021 tax provision was calculated assuming there was no valuation allowance.  Additionally, our non-GAAP results for the six months ended March 31, 2021 excluded tax expenses of $34.6 million related to a South Korean tax exposure, primarily related to foreign withholding taxes.

PTC Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	September 30,
	2022	2021

ASSETS

Cash and cash equivalents	$306,701	$326,532
Accounts receivable, net	510,196	541,072
Property and equipment, net	92,897	100,237
Goodwill and acquired intangible assets, net	2,541,516	2,570,854
Lease assets, net	149,801	152,337
Other assets	777,412	816,528

Total assets	$4,378,523	$4,507,560

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue	$534,681	$497,677
Debt, net of deferred issuance costs	1,265,546	1,439,471
Lease obligations	203,990	208,799
Other liabilities	290,329	323,145
Stockholders' equity	2,083,977	2,038,468

Total liabilities and stockholders' equity	$4,378,523	$4,507,560

	PTC Inc.
	UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	(in thousands)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2022	2021	2022	2021

Cash flows from operating activities:
Net income	$89,679	$109,262	$135,768	$132,777
Stock-based compensation	37,921	44,740	83,863	90,828
Depreciation and amortization	21,380	21,334	43,468	40,169
Amortization of right-of-use lease assets	8,676	9,565	17,536	18,956
Accounts receivable	(45,006)	(20,169)	12,310	(9,854)
Accounts payable and accruals	(55,744)	(4,025)	(39,932)	(896)
Deferred revenue	60,708	53,061	47,012	52,210
Income taxes	2,049	(49,481)	(6,279)	(4,944)
Other	22,662	(42,595)	(13,685)	(83,792)
Net cash provided by operating activities	142,325	121,692	280,061	235,454

Capital expenditures	(2,148)	(5,385)	(5,510)	(8,242)
Acquisition of businesses, net of cash acquired (1)	-	(717,198)	-	(717,198)
Borrowings (payments) on debt, net	(175,000)	520,000	(175,000)	502,000
Repurchases of common stock	(5,261)	-	(125,000)	-
Net proceeds associated with issuance of common stock	10,857	10,484	10,857	10,484
Payments of withholding taxes in connection with vesting of stock-based awards	(1,430)	(2,742)	(50,595)	(27,242)
Net proceeds from marketable securities (2)	-	-	-	58,469
Net proceeds from sale of investments (3)	42,693	-	42,693	-
Other financing & investing activities	831	5,556	6,615	(3,632)
Foreign exchange impact on cash	(2,078)	(5,010)	(3,739)	543

Net change in cash, cash equivalents, and restricted cash	10,789	(72,603)	(19,618)	50,636
Cash, cash equivalents, and restricted cash, beginning of period	296,639	399,199	327,046	275,960
Cash, cash equivalents, and restricted cash, end of period	$307,428	$326,596	$307,428	$326,596

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2022	2021	2022	2021
Cash provided by operating activities	$142,325	$121,692	$280,061	$235,454
Capital expenditures	(2,148)	(5,385)	(5,510)	(8,242)
Free cash flow	140,177	116,307	274,551	227,212
Restructuring and other related payments	17,840	4,463	28,351	11,729
Acquisition & transaction-related payments	432	8,195	432	11,075
Non-ordinary course tax payment (4)	-	971	-	971
Adjusted free cash flow	$158,449	$129,936	$303,334	$250,987

(1) In the second quarter of 2021, we acquired Arena for approximately $715 million, net of cash acquired.
(2) In the first quarter of 2021, we sold all of our available-for-sale securities.
(3) In the second quarter of 2022, we sold an equity investment in a publicly-traded company.
(4) In the second quarter of 2021, we made $1.0 million of un-forecasted payments related to a prior period tax exposure from a non-U.S. tax dispute.